CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$3,600,000	$256.68

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $102,107.41 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-117770) filed by JPMorgan Chase & Co. on July 30, 2004, and have been carried forward, of which $256.68 offset against the registration fee due for this offering and of which $101,850.73 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 457 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 39-A-V dated August 7, 2009	Registration Statement No. 333-155535 Dated February 12, 2010 Rule 424(b)(2)

JPMorgan Chase & Co.
$3,600,000
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund due August 18, 2011

General

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The notes are designed for investors who seek a return of 1.5 times the appreciation of a weighted basket consisting of two exchange-traded funds over the term of the notes, up to a maximum total return on the notes of 18.6% at maturity. Investors should be willing to forgo interest and dividend payments and, if the Basket declines by more than 18%, be willing to lose up to 82% of their principal.

—	Senior unsecured debt obligations of JPMorgan Chase & Co. maturing August 18, 2011†.
—	Minimum denominations of $1,000 and integral multiples thereof.
—	The notes priced on February 12, 2010 and are expected to settle on or about February 18, 2010.

Key Terms

Basket:	The notes are linked to a weighted basket consisting of the iShares® MSCI EAFE Index Fund (“EFA”) and the iShares® MSCI Emerging Markets Index Fund (“EEM”) (each, a “Basket Component” and together, the “Basket Components”).
Component Weighting:	The iShares® MSCI EAFE Index Fund Component Weighting is 2/3 and the iShares® MSCI Emerging Markets Index Fund Component Weighting is 1/3 (each, a “Component Weighting” and together, the “Component Weightings”).
Upside Leverage Factor:	1.5
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by 1.5, subject to the Maximum Total Return on the notes of 18.6% at maturity. For example, if the Basket Return is equal to or greater than 12.4%, you will receive the Maximum Total Return on the notes of 18.6%, which entitles you to a maximum payment at maturity of $1,186 for every $1,000 principal amount note that you hold. Accordingly, if the Basket Return is positive, your payment per $1,000 principal amount note will be calculated as follows, subject to the Maximum Total Return:

$1,000 +($1,000 × Basket Return × 1.5)

Your principal is protected at maturity against up to a 18% decline of the Basket. If the Ending Basket Level has declined by 18% or less from the Starting Basket Level, you will receive the principal amount of your notes at maturity.

If the Ending Basket Level has declined by more than 18% from the Starting Basket Level you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level declined beyond 18% and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Amount)]
You will lose up to $820 per $1,000 principal amount note at maturity if the Ending Basket Level declines from the Starting Basket Level by more than 18%.
Buffer Amount:	18%, which results in a minimum payment at maturity of $180 per $1,000 principal amount note.
Basket Return:	The performance of the Basket from the Starting Basket Level to the Ending Basket Level, calculated as follows: Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date.
Ending Basket Level:	The Basket Closing Level on the Observation Date.
Basket Closing Level:	The Basket Closing Level will be calculated as follows:
100 × [1 + (iShares® MSCI EAFE Index Fund Return × iShares® MSCI EAFE Index Fund Component Weighting) + (iShares® MSCI Emerging Markets Index Fund Return × iShares® MSCI Emerging Markets Index Fund Component Weighting)]

Each of the iShares® MSCI EAFE Index Fund Return and the iShares® MSCI Emerging Markets Index Fund Return reflects the performance of the respective Basket Component, expressed as a percentage, from the relevant Basket Component closing price on the pricing date to the relevant Basket Component closing price on the Observation Date. The Final Share Price used to calculate the iShares® MSCI EAFE Index Fund Return and iShares® MSCI Emerging Markets Index Fund Return is the closing price of one share of the relevant Basket Component on the Observation Date, multiplied by its applicable Share Adjustment Factor on the Observation Date. For additional information, see “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 39-A-V.

Share Adjustment Factor:	With respect to each Basket Component, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 39-A-V for further information about these adjustments.
Observation Date†:	August 15, 2011
Maturity Date†:	August 18, 2011
CUSIP:	48124AHN0
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 39-A-V.

Investing in the Buffered Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 39-A-V and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement no. 39-A-V or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$8.50	$991.50
Total	$3,600,000	$30,600	$3,569,400
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $8.50 per $1,000 principal amount note and will use a portion of that commission to pay selling concessions to other dealers of $1 per $1,000 principal amount note. See “Plan of Distribution” beginning on page PS-161 of the accompanying product supplement no. 39-A-V.

The agent for this offering, JPMSI, is an affiliate of ours. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

February 12, 2010

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 39-A-V dated August 7, 2009. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 39-A-V, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC’s website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 39-A-V dated August 7, 2009:

http://www.sec.gov/Archives/edgar/data/19617/000089109209003175/e36256_424b2.pdf

—	Prospectus supplement dated November 21, 2008:

http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

—	Prospectus dated November 21, 2008:

http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC’s website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by 1.5, up to the Maximum Total Return on the notes of 18.6%, which corresponds to a maximum payment at maturity of $1,186 for every $1,000 principal amount note. Because the notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of the notes is protected against a decline in the Ending Basket Level, as compared to the Starting Basket Level, of up to and including the Buffer Amount of 18%. If the Ending Basket Level declines by more than the Buffer Amount, as compared to the Starting Basket Level, for every 1% decline of the Ending Basket Level beyond the Buffer Amount, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, at maturity you will receive a payment equal to at least $180 for each $1,000 principal amount note.

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DIVERSIFICATION AMONG THE BASKET COMPONENTS — Because the iShares® MSCI EAFE Index Fund makes up 2/3 of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the iShares® MSCI EAFE Index Fund.

The return on the notes is linked to a basket consisting of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund. BlackRock Fund Advisors (“BFA”) is the investment advisor to the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI EAFE Index Fund is an exchange-traded fund of iShares Trust, which is a registered investment company that consists of numerous separate investment portfolios. The iShares® MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian (Australian and Asian), and Far Eastern markets, as measured by the MSCI EAFE® Index, which we refer to as the EFA Underlying Index. The EFA Underlying Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for selected countries in Europe, Australasia and the Far East. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares, Inc., which is a registered investment company that consists of numerous separate investment portfolios. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets as measured by the MSCI Emerging Markets Index, which we refer to as the EEM Underlying Index. The EEM Underlying Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for selected emerging markets countries. We refere to each of the EFA Underlying Index and the EEM Underlying Index as an “Underlying Index”. For additional information about each Basket Component, see “The iShares® MSCI EAFE Index Fund” and “The iShares® MSCI Emerging Markets Index Fund” in the accompanying product supplement no. 39-A-V.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 39-A-V. As described therein, we and you will agree to characterize and treat the notes for U.S. federal income tax purposes as “open transactions”. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Sidley Austin LLP, it is reasonable to treat your purchase and ownership of the notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. For example, the notes could be treated either as subject (in whole or in part) to the “constructive ownership transaction” rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), as discussed in the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 39-A-V, or as “contingent payment debt instruments.”

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund	PS-1

A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Basket Components). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. Holder in respect of a note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. Holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, settlement or maturity of the note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, settlement or maturity of the note).

Although the matter is not clear, there exists a risk that an investment in the notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. Holder in respect of a note will be recharacterized as ordinary income. Accordingly, U.S. Holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Moreover, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Capital Gains Tax Treatment”, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin LLP regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any Basket Component or any of the equity securities held by a Basket Component. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 39-A-V dated August 7, 2009.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal in excess of $180 per $1,000 principal amount note. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Ending Basket Level, as compared to the Starting Basket Level, beyond the Buffer Amount of 18%. Accordingly, you could lose up to $820 for each $1,000 principal amount note that you invest in.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Total Return of 18.6%, regardless of the appreciation in the Basket, which may be significant.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Payment on the notes is dependent on JPMorgan Chase & Co.’s ability to pay the amount due on the notes at maturity, and therefore your payment on the notes is subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund	PS-2

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THE BASKET COMPONENTS, AND THUS THE NOTES THEMSELVES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held each Basket Component are converted into U.S. dollars for purposes of calculating the net asset value of such Basket Component, your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by each Basket Component trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by the relevant Basket Component denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the relevant Basket Component or Basket Components will be adversely affected and the payment at maturity of the notes may be reduced. Of particular importance to potential currency exchange risk are:

—	existing and expected rates of inflation;
—	existing and expected interest rate levels;
—	the balance of payments; and
—	the extent of government surpluses or deficits in the countries included in either Index Fund and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries included in the Underlying Indices and the United States and other countries important to international trade and finance.

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EMERGING MARKETS RISK — The equity securities held by the iShares® MSCI Emerging Markets Index Fund have been issued by non-U.S. companies located in selected emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Any of the foregoing could adversely affect the market value of shares of the iShares® MSCI Emerging Markets Index Fund and the notes.

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NON-U.S. SECURITIES RISK — The equity securities held by the Basket Components have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

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THERE ARE RISKS ASSOCIATED WITH THE BASKET COMPONENTS — Although shares of each Basket Component are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of either Basket Component or that there will be liquidity in the trading market. In addition, the Basket Components are subject to management risk, which is the risk that the strategy of BFA, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BFA may select up to 10% of each Basket Component’s assets to be invested in securities not included in its Underlying Index but which BFA believes will help such Basket Component track its Underlying Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA. Any of such actions could adversely affect the market price of the shares of such Basket Component, and consequently, the value of the notes.

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DIFFERENCES BETWEEN EACH BASKET COMPONENT AND ITS UNDERLYING INDEX — Each Basket Component does not fully replicate its Underlying Index, may hold securities not included in its Underlying Index and will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index, all of which may lead to a lack of correlation between such Basket Component and its Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between each Basket Component and its Underlying Index. Finally, because the shares of each Basket Component are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of such Basket Component may differ from the net asset value per share of such Basket Component. For all of the foregoing reasons, the performance of a Basket Component may not correlate with the performance of its Underlying Index.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund	PS-3

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of a Basket Component or equity securities held by a Basket Component or included in an Underlying Index would have.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.

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THE ANTI-DILUTION PROTECTION FOR EACH BASKET COMPONENT IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of a Basket Component. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of such Basket Component. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the closing price per share of each Basket Component on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

—	the expected volatility of the Basket Components;
—	the time to maturity of the notes;
—	the dividend rate on the equity securities held by the Basket Components;
—	interest and yield rates in the market generally as well as in each of the markets of the equity securities held by the Basket Components;
—	the occurrence of certain events to either Basket Component that may or may not require an adjustment to its Share Adjustment Factor;
—	a variety of economic, financial, political, regulatory or judicial events that affect the equity securities held by the Basket Components or the stock markets generally;
—

the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the equity securities held by the Basket Components trade and the correlation between those rates and the prices of shares of the Basket Components; and

—	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund	PS-4

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the Upside Leverage Factor of 1.5, the Starting Basket Level of 100, the Maximum Total Return on the notes of 18.6% and the Buffer Amount of 18%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Ending Basket Level	Hypothetical Basket Return	Hypothetical Total Return
170.00	70.00%	18.60%
160.00	60.00%	18.60%
150.00	50.00%	18.60%
140.00	40.00%	18.60%
130.00	30.00%	18.60%
120.00	20.00%	18.60%
115.00	15.00%	18.60%
112.40	12.40%	18.60%
110.00	10.00%	15.00%
105.00	5.00%	7.50%
102.50	2.50%	3.75%
101.00	1.00%	1.50%
100.00	0.00%	0.00%
95.00	-5.00%	0.00%
90.00	-10.00%	0.00%
85.00	-15.00%	0.00%
80.00	-20.00%	-2.00%
70.00	-30.00%	-12.00%
60.00	-40.00%	-22.00%
50.00	-50.00%	-32.00%
40.00	-60.00%	-42.00%
30.00	-70.00%	-52.00%
20.00	-80.00%	-62.00%
10.00	-90.00%	-72.00%
0.00	-100.00%	-82.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table on the previous page are calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% multiplied by 1.5 does not exceed the Maximum Total Return of 18.6%, the investor receives a payment at maturity of $1,075 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5% × 1.5) = $1,075

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 90. Because the Ending Basket Level of 90 is less than the Starting Basket Level of 100 by not more than the Buffer Amount of 18%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 70. Because the Ending Basket Level of 70 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 18%, the investor receives a payment at maturity of $880 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-30% + 18%)] = $880

Example 4: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 115. Because the Ending Basket Level of 115 is greater than the Starting Basket Level of 100, and the Basket Return of 15% multiplied by 1.5 exceeds the Maximum Total Return of 18.6%, the investor receives a payment at maturity of $1,186 per $1,000 principal amount note, the maximum payment on the notes.

Example 5: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 0. Because the Ending Basket Level of 0 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 18%, the investor receives a payment at maturity of $180 per $1,000 principal amount note, which reflects the principal protection provided by the 18% Buffer Amount, calculated as follows:

$1,000 + [$1,000 × (-100% + 18%)] = $180

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund	PS-5

Historical Information

The following graphs sets forth the historical performance of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund based on the weekly closing price of one share of the respective Basket Component as well as the Basket as a whole from January 7, 2005 through February 12, 2010. The graph of the historical Basket performance assumes the Basket level on January 7, 2005 was 100 and the Component Weightings specified on the cover of this pricing supplement on that date. The closing price of one share of the iShares® MSCI EAFE Index Fund on February 12, 2010 was $51.73. The closing price of one share of the iShares® MSCI Emerging Markets Index Fund on February 12, 2010 was $38.44. We obtained the various Basket Component closing prices below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical prices of the iShares® MSCI EAFE Index Fund set forth in the graph below have been adjusted for a 3-for-1 stock split that was paid on June 8, 2005. The historical prices of the iShares® MSCI Emerging Markets Index Fund set forth in the graph below have been adjusted for 3-for-1 stock splits that were paid on June 8, 2005 and July 24, 2008. The historical closing prices per share of each Basket Component and the Basket as a whole should not be taken as an indication of future performance, and no assurance can be given as to the closing price per share of the Baskets Components on the Observation Date. We cannot give you assurance that the performance of the Basket Components will result in the return of any of your initial investment in excess of $180 per $1,000 principal amount note.

Supplemental Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMSI, the agent for this offering. The net proceeds received from the sale of notes will be used, in part, by JPMSI or one of its affiliates in connection with hedging our obligations under the notes. In accordance with NASD Rule 2720, JPMSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund	PS-6